American Century Investments
4500 Main Street
Kansas City, MO, 64111

June 5, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

RE: 	Amended Form N-SAR on behalf of American
Century World Mutual Funds, Inc.  CIK#: 0000872825

Ladies and Gentlemen:

We are filing today through the EDGAR system an amended report on Form N-SAR (the "Amendment") on behalf of American Century World Mutual Funds, Inc.
(the "Issuer") for the period ending November 30, 2016.
The Amendment is being filed to update item 77-O and to submit the related attachment. The Amendment identifies certain transactions effected during the period in compliance with Rule 10f-3 and timely reported to the Issuer's board but inadvertently omitted from the initial report.

Any comments or questions on this filing should be directed to the undersigned at (816) 340-3319.


Very truly yours,

/s/ Amy Bitter

 Amy Bitter

Director, Financial Reporting & Tax